                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:   October 31, 1999 /
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                                              / hours per response....14.90 /
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                                  WEBSENSE INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    947684106
                                ----------------
                                 (CUSIP Number)

                                  July 9, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

-----------------------                                  ---------------------
  CUSIP NO.  947684106               13G                    PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Special Opportunities, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            95,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             95,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          95,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          0.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  947684106              13G                     PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Zweig-DiMenna Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
             New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            278,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             278,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          278,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          1.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  947684106               13G                    PAGE 4 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

              Zweig-DiMenna International Limited

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
               British Virgin Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            532,200

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             532,200

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          532,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          2.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  947684106                    13G              PAGE 5 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

        Zweig-DiMenna International Managers, Inc., on behalf of a discretionary account

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                            Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              71,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               71,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            71,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                               0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                               CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  947684106              13G                    PAGE 6 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gotham Advisors, Inc., on behalf of a discretionary account

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                                 Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   48,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    48,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 48,900

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                 CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  947684106              13G                     PAGE 7 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Zweig-DiMenna Select L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            57,700

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             57,700

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          57,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  947684106             13G                    PAGE 8 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Investors L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            11,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             11,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                         11,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  947684106             13G                    PAGE 9 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Market Neutral, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            5,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          5,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:
                    WEBSENSE INC.

Item 1(b)      Address of Issuer's Principal Executive Offices:
                    10240 Sorrento Valley Rd.
                    San Diego, CA 92121

Item 2(a)      Name of Person Filing:

                  See Cover page -- 1

Item 2(b)      Address of Principal Business Office:

                  For all filing persons other than Zweig-DiMenna International
                   Limited:
                  900 Third Avenue, New York, N.Y. 10022
                  For Zweig-DiMenna International Limited:
                  c/o International Fund Services (Ireland) Limited
                  Bishops Square, Redmonds Hill, Third floor,
                  Dublin 2, Ireland

Item 2(c)      Citizenship:

                  See Cover page -- 4

Item 2(d)      Title of Class of Securities:

                  Common Stock

Item 2(e)      CUSIP Number: 947684106


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13D-2(b) or (c), check whether the person filing is a:

               Not Applicable.

Item 4.        Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount Beneficially Owned:

                        1,101,100

               (b)  Percent of Class:

                        5.2%

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote

                             1,101,100

                    (ii)  shared power to vote or to direct the vote

                             0

                    (iii) sole power to dispose or to direct the disposition
                          of
                             1,101,100

                    (iv) shared power to dispose or to direct the disposition of

                             0

Item 5.        Ownership of Five Percent or Less of a Class.

                             Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                             Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                             Not Applicable

Item 9.        Notice of Dissolution of Group.

                             Not Applicable

Item 10.       Certification.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 15, 2002 reflecting share ownership of July 9, 2002

                       ZWEIG-DiMENNA INTERNATIONAL LIMITED

                       By: Zweig-DiMenna International Managers, Inc., Investment Manager

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       ZWEIG-DiMENNA PARTNERS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/  Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA SPECIAL OPPORTUNITIES, L.P.
                       By:      Zweig-DiMenna Associates LLC,
                                Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA INTERNATIONAL MANAGERS, INC.

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       GOTHAM ADVISORS, INC.

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Vice President

                       ZWEIG-DiMENNA INVESTORS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner

                       ZWEIG-DiMENNA SELECT,L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner

                       ZWEIG-DiMENNA MARKET NEUTRAL, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By: /s/  Joseph A. DiMenna
                           ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner

                                    EXHIBIT A
                     JOINT FILING AGREEMENT AMONG INVESTORS

         This Joint Filing Agreement is entered into as of this 15th day of July, 2002 by Zweig-DiMenna International Limited, a British Virgin Islands corporation, Zweig-DiMenna Partners, L.P., a New York limited partnership, Zweig-DiMenna Special Opportunities, L.P., a Delaware limited partnership, Zweig-DiMenna International Managers, Inc., a Delaware corporation, Gotham Advisors, Inc., a Delaware corporation, Zweig-DiMenna Investors, L.P., a Delaware Limited Partnership, Zweig-DiMenna Select, L.P., a Delaware Limited Partnership and Zweig-DiMenna Market Neutral, L.P., a Delaware Limited Partnership, collectively the "Investors". In lieu of filing separate statements on Schedule 13G, the Investors hereby agree to file a joint statement on
Schedule 13G pursuant to Rule 13D-1(k)(1) under the Securities Exchange Act of 1934 with respect to the Common Stock of Websense Inc.

         This Agreement shall be filed as an exhibit to the statement on
Schedule 13G filed on behalf of the Investors and constitutes the Investors' consent to file a joint Schedule 13G.

                       ZWEIG-DiMENNA INTERNATIONAL LIMITED

                       By: Zweig-DiMenna International Managers, Inc., Investment Manager

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       ZWEIG-DiMENNA PARTNERS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA SPECIAL OPPORTUNITIES, L.P.
                       By:      Zweig-DiMenna Associates LLC,
                                Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA INTERNATIONAL MANAGERS, INC.

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       GOTHAM ADVISORS, INC.

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Vice President

                       ZWEIG-DiMENNA INVESTORS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner

                       ZWEIG-DiMENNA SELECT, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner

                       ZWEIG-DiMENNA MARKET NEUTRAL, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By: /s/  Joseph A. DiMenna
                           ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner